Exhibit 99.1

CDEX Inc.
Proxy Conference Call
November 22, 2006

Operator:          Good morning, ladies and gentlemen, and welcome to the CDEX
Proxy Conference Call. At this time all participants are in a listen only mode. Following the presentation we will conduct a question and answer session. At that time you will need to press star, one to register your question, should you require Operator assistance during the call, please press star, and zero on your touchtone phone. As a reminder, note that this conference is being recorded today, September 22nd, 2006. After the call a replay will be available at 416-915-1028 or 1-866-244-4494, and enter passcode 923605. The replay will be available for a period of seven days.

                   It is now my pleasure to introduce your host, Mr. Jim Griffin, President and CEO. Please go ahead, sir.

James Griffin:     Thank you, Sylvie. Good morning, everyone. Thank you for
taking time out of your day to participate in today's conference call, especially just prior to Thanksgiving, and for those of you out on the West Coast, or in far flung places of the world, I don't know the time zones you're in but I'm sure some of you may be up at (inaudible) listening in and I appreciate your participation. I wanted to have the conference call with the shareholders as part of our ongoing endeavor and efforts and commitment to keep the shareholders informed and to be as open and transparent as we possibly can be so that the shareholders have information that is coming directly from the company and not through the rumor mill or through discussions between the shareholders amongst themselves. And today, we, this call is in regard to the Proxy, we filed our Proxy last week as a preliminary filing with the SEC. It is currently under preliminary review, typically that takes up to about ten days; it can go as long as 12 days. Once the SEC has done their formal review and has come back with any comments that we have clarified or need to clarify, we would then submit the definitive Proxy statement and that generally takes about maybe two days to become finalized and at that point the Proxy statement would be turned over to our Proxy service company, ADP, and they then will send out the Proxies to the brokers. For those of you who are holding CDEX in "street name" as who have purchased the stock through your brokers and those of you who are private placement investors who have invested directly with the company your Proxies will be mailed directly to you by ADP.

                   I would, at this point, just like to share some quick information with you and then get into the rationale for why we have asked for the shareholders to approve an uplift in shares. I do not want to turn this conference call into a 10-Q or 10-K review of our business, but certainly as shareholders you do have a right to know, kind of, where the company stands and I will say that as of the last 10-Q we had forecasted our sales would be in the range of $700 to $1 million. We fully expect to be on the upper end of that

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range with the filing of our 10-Q for the fourth quarter. We think we'll be in the range of around $900,000 to $950,000, somewhere in that range, okay?

                   We continue to provide product to Baxa, and we do have ongoing sales with them. On the meth gun front, we are currently under an active pilot test program with the Missouri State Highway Patrol. We are in a beta test program, and by definition the Highway Patrol provides us with feedback, we are learning things both good and bad about the meth gun that will require modifications to the product which we fully expected prior to going into production. The good news is the meth gun is working; they are able to see meth. We have also been working, have actually demonstrated the meth gun to the City of South Tucson to their K-9, one of their senior K-9 core officers who actually brought meth samples, street meth samples into our lab, and we were able to take the meth gun and actually successfully shoot all of those samples from large crystal samples all the way down to fine powdery substance on the inside of a plastic bag and then we took a swab and swabbed the container that it was carrying it in and then shot the swab and were able to see that as well. We have also had some discussions with four law enforcement agencies in the State of Washington, with the Yakima County sheriff, Walla Walla County sheriff, Belleview City Police and I believe the other one was Redmond City Police. We've also had a discussion and a meeting with one of the three drug task forces in the State of Washington.

                   We are where we believe we need to be at this point in time with our beta test with Missouri and we expect to conclude the beta testing probably sometime in January. Now, our contract with the State of Missouri is a one year contract although the beta testing is for 90 days. An interesting result is that the three major, the three sergeants who have led the State in the number of arrests in methamphetamine whose possession the meth guns are currently in. One in Joplin, one in Springfield and one in Willow Grove, Missouri. Those three police officers have told their captain that they're currently not seeing a large number of meth incidents, which is unusual for them, so the captain is probably, with our concurrence, is going to probably redeploy the meth guns to areas where they are having meth arrests, so that's not an unexpected phenomenon where they kind of move the meth guns around the State to test where the problems are. So we're about where we need to be.

                   On the ValiMed, I would like to, you should all take comfort and pride in the investment that you've made, ValiMed recently, and I can't disclose the name of the hospital, but ValiMed has been, as we say, we had a "hero" moment with ValiMed, and that we were able to prevent after, or prevent a medication error where the wrong medication was moving through the pharmacy and had actually gone through the first quality control inspection and had been passed through that first quality control station, and at the second stop, which was where ValiMed was located, when the syringe was tested, the medication in

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the syringe was tested, it came back not validated, and upon closer examination they realized that they had the wrong syringe with the wrong medication. The correct medication in the syringe looks almost identical to the medication that they had taken off the shelf out of the pharmacy so we prevented what could have been a catastrophe because the doctor had ordered Bactrim, which was to resuscitate a patient and preliminary to an operation, and what had been actually withdrawn from the pharmacy was an antibiotic, so if that patient had gone into cardiac arrest or a respiratory failure had the doctor had the wrong medication and injected him with an antibiotic there would have been very obviously little chance of the patient being resuscitated. So we have had five other incidents where the ValiMed unit has been credited with preventing medication errors. We are currently trying to get a paper into the Institute of Safe Medical Practice whereby there would be an interview with the appropriate pharmacist and if we can get that article into the ISMP then that'll be available for you, but I cannot, that's something that's not under our direct control, that's between the hospital and the ISMP. But I thought I'd pass that along because that's very important information I think you should be proud of.

                   Secondly, we are, we have collaborated with Smith & Wesson for a concept paper to the National Institute of Justice for the development of a series of new crime scene analysis tools and the miniaturization of existing tools. This is at this point is strictly a concept paper for a multistage or multiphase grant from the NIJ. I cannot give you any assurances that we will be selected to move on to a proposal stage but I just want to pass along to you that we had made initial contacts with Smith & Wesson regarding the meth gun and they were very excited about it; and subsequent to that meeting, they contacted us and asked us if we'd be willing to partner with them on this collaboration for this concept paper. So that is also out there working.

                   Now to the Proxy statement. It's been an interesting year to say the least in terms of fund raising. As most of you are aware, we had made a public pronouncement back in our 10-Q for the end of Q1 that company was planning to go out and seek about $3 million in fund raising over the next 18 months. Two days before our Annual Shareholder meeting in March, as you know we received a lawsuit from Analytical Spectral Devices and that was timed to I think create negative consequences in our efforts to raise funds and it did have a chilling effect. Many of the callers on this call, many of the participants had been called and contacted by me on several occasions going back from early April through July in efforts to try and raise funds through private placement. Raising funds through private placement is the least expensive and the least dilutive way for a company to raise money but frankly the company was unsuccessful in being able to raise money through private placements from its current investors. We were able to raise approximately $133,000 during that time frame.

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                   We subsequently were able to settle the lawsuit in early
September with ASD and we filed a redacted 8-K. The Court, US Federal Court in Denver, the Judge ordered that the terms and conditions of the settlement remain confidential, and while I would like to share what those terms and conditions are, you could certainly understand that I certainly don't want to violate a Court Order. I'm not going to do that. So suffice it to say that I feel very good about the settlement. We received a, I think a very fair and equitable settlement and one that will have a minimal impact on our gross margin performance with the ValiMed product line.

                   Since September I have turned to institutional investors to seek funding from them and I have entered into a placement agent agreement with an investment bank in New York that's been working with us to raise funding and we've been on the path of trying to raise upwards of 3 million to $4 million in a two step tranche. The reason we have to do the two steps is because we have insufficient shares to bring the money in at one time. Of course over the last several months since the lawsuit was filed our stock prices trailed downwards significantly and that has had a negative impact as well because in order to raise the same amount of money I have to issue significantly more shares to raise that money, so our strategy for fund raising is to bring in maybe as much as $300,000 or $400,000 through private placement, bring in another $750,000, we had originally targeted a million but we are constrained by the SEC, through technical issues with the SEC, not of our doing, and this impacts the entire investment community, and I'll come back to that in a moment. But basically I think we can raise roughly the million dollars that we're trying to raise for this first tranche that will pretty much deplete the current available shares because there are shares that are issued for the investment and then there are warrants that are issued, now if the warrants are never exercised and those shares come back to the Treasury and the investors are not diluted (sp?), if those warrants are exercised then that brings additional funding into the company. So we're looking at, again, about $1 million for this first round and then maybe six months down the road we're looking for, you know another 3 million, maybe 3.5 million to come into the company. Now obviously if the stock price performs, if we bring in the million dollars and deploy that and are able to achieve increased sales of ValiMed and move forward with the meth guns and the stock price performs, then that means that I have to issue the shares for the second tranche.

                   I want to make it very clear that no one in the company, certainly not, you know I, as a CEO, I don't have the authority nor the power to force anything on anyone, I'm simply asking for the shareholders to approve an uplift in the number of shares so that we have the appropriate level of shares in the company Treasury so that we can take advantage of funding opportunities when they become available to us. We also need to have the flexibility that as we start to perform and in the future we may look at acquisition where we can fund maybe with some small amount of cash and some stock, company stock we could

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do an acquisition. So we need that flexibility, I need to be able to fund and properly capitalize the company with appropriate investment opportunities when they are presented to us without having to put everything on hold and come back on a case by case basis to the shareholders to get an uplift in shares in order to cover the deal. The problem with that is that it can take 45 to 60 days, typically 60 days minimally to get through a Proxy and then it costs the company roughly $50,000 to have a special shareholders meeting. We just can't afford to do that every time we need to raise money. So what I'm asking the shareholders to do is to authorize sufficient number of uplift in shares on our common stock so the company has those in Treasury so that we can then faithfully execute our fiduciary responsibilities in keeping the company funded for the benefit of the shareholders and create value.

                   Some of the questions that I have received, and I won't read the name of the individuals or anything, but I had been asked questions regarding the uplift in the shares as, you know, what are the shares going to be used for? The shares are going to go into Treasury, okay, and an appropriate amount of shares will be used from time to time as needed to finance the company. I'll give you an example. At the last shareholders meeting we went from authorized level of 40 million shares to a 50 million shares authorized, of that additional 10 million shares the company's outstanding has gone up roughly $2.5 million, I'm sorry, 2.5 million shares, we went from roughly 35 million shares at the time the request was made to just a little over 37 million shares today. So we're not out there doing dumb things, rapacious things and just issuing shares, we're trying to become a real company. We have a company that I think you should all be excited about. We have more revenue this year in, ending up in 2006 than we've ever had in the history of the company, we have the ValiMed product out there in the marketplace doing what it's supposed to do and saving people's lives and we're getting some interesting, actually very exciting interest on our meth gun from a number of different corridors (sp?) and to, you know when you get a company like a Smith & Wesson who is contacting you and asking you to participate and collaborate with them on an opportunity that could be as significant as the NIJ program, that's all pretty exciting.

                   One of the questions I received says, "Dilution never is well received by existing shareholders, but is acceptable if the additional share, authorized shares when issued will strengthen the company and ultimately increase the share price. What assurance is there that the shares when issued are primarily to strengthen CDEX and not for excessive options for CDEX officers?" And the end of the question is a bit disturbing because there's an assumption here that somehow the shares are going to be used for the benefit of the affiliates and the officers versus the benefit of the company, so I want to just address something here with all of you. I've been with the company for a little over a year. I joined the company in October and at the time that I joined I came in at a certain compensation level. In January I took a 15% pay cut and I led the rest of the company by setting the example and I reduced

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everyone else's compensation by 15%, okay. In January we issued, we took all of the employees off of stock grants as part of their deferred compensation and reason for that is because when those grants are sold in the marketplace the money goes to the employees as part of their compensation and it also dilutes the shareholders, but nothing comes back to the company, there is absolutely no economic gain for the company whatsoever on a pure S-8 stock grant. So I basically discontinued that mode of operation and chose instead to reduce everyone's compensation and put people on a stock option program that had a three year vesting at a strike (sp?) price that would then allow when those stock options were exercised for funding to come back into the company.

                   During the run from roughly February through to the end of July it became painfully obvious to me that we were looking at some funding opportunities where we did not have sufficient shares to execute the investment opportunity, so again I set the tone and I voluntarily returned all of my share stock options back into the company Treasury and then asked the employees I could not, I told them I could not force them to do this but I respectfully asked them to follow my lead and return their stock options back into the company Treasury and that I would reissue the stock options at a later date once we had an uplift in shares, if the shareholders agree to do that, okay.

                   So today your CEO, your Board of Directors, all of your affiliates, all of your senior manager and every single employee continued to work for the benefit of the company and shareholders without the benefit of stock options. There is, other than their salary, there is absolutely right now no upside for any of the employees, okay. We need to rectify that and part of that rectification process will be once we get the authorization from the shareholders I plan to issue somewhere between roughly 1.5 to maybe 2 million shares. Most companies that have share options the employees' share options are generally roughly in the range of 5 to 7% of the company, okay, and I need those shares in our stock option plans so that I can recruit additional managers and additional people in the future and incent them, and give them the proper compensation that they need for the work that they're going to perform. So that's what we need this for, we need to have the shares in Treasury so that we can expeditiously engage with investors and close investment opportunities and not lose them because the investor goes cold or goes stale while we're waiting for a Proxy statement to be approved and then costing the company $50,000 or so every time we have to do a special Proxy. Okay?

                   So I hope that clarifies as to why we need the shares. Operator, if you will now open it up for questions, I'll take some questions for about 15 minutes.

Operator:          Thank you, sir.

James Griffin:     Thank you.

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Operator:              Ladies and gentlemen, if you would like to ask a
question, please press star, one on your touchtone phone, and remember that if you are using a speakerphone you will need to lift your handset before entering your request. Should you decide to withdraw your question, please press the pound sign. Please press star, one now, if you do have a question.

                       And our first question will come from Livu Morvan (sp?). Please go ahead.

Livu Morvan:           Hello?

James Griffin:         Hello.

Livu Morvan:           Hi. My question is in late 2003 the company has
performed a one to five reverse split but at the time where the company was a private company, I wonder if that split could be reversed and that will...

James Griffin:         The answer is no. The answer is no.

Livu Morvan:           But it will..

James Griffin:         Next question, Sylvia.

Operator:              Thank you.

James Griffin:         Thank you.

Operator:              Next question will now come from Randy Shillingberg
(sp?). Please go ahead.

Randy Shillingberg:    Jim, what can shareholders do to help increase the share
price that would therefore help the company raise additional money and not have to issue more shares? What can we do as shareholders?

James Griffin:         Well, as I said earlier, the least expensive and least
dilutive way for the company to capitalize itself would be through the issuance of common stock with, and I would also consider some warrant coverage with those common stock, but issuing restricted stock sale offering to the shareholders and having the shareholders invest indirectly with the company as a private placement investor as opposed to simply buying street stock through their brokers. Now obviously if we can buy more shares if we could do both, I'm talking about the short term here, a direct private placement investment would infuse the company with the cash that it needs. Longer term, if we can also increase the number in volume of shares that are being purchased then that obviously will support stock price and in the long term it will be (inaudible)

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dilutive when we raise money in the capital markets because we won't have to issue as many shares. But in the short term, Randy, the best thing and the quickest way to support the company would be for the shareholders that can afford to do so is to contact me, and we do have an investment vehicle that we are offering that is a restricted stock offering, it's common stock sale, at a discount to the market price with warrant coverage. That would be the quickest and most efficient and the least expensive way for us to raise money in the short term.

Operator:              Did that answer your question, sir?

Randy Shillingberg:    Yes.

Operator:              Thank you. And our next question will come from Gary
Robinson. Please go ahead.

Gary Robinson:         Yes. Jim, once again, thank you for having the conference
call. As shareholders we certainly all share the common goal of seeing the company succeed. That said, obviously the slide in the price per share is a concern for everybody. Speaking to the dilutive effect of issuing more shares, can you give us any idea of what you would envision the actual price that you would sell the shares, the new shares for, and whether or not you would expect the price of the stock in the market to drop to that level? In fact it's below the current market level.

James Griffin:         Well typically on an investment, again, if we're doing a
private placement investment it would be a smaller discount to the market price than it would be if I go to an institutional investor. What we do when we talk to institutional investors is we use a window and take the volume weighted average price over time, we don't just take a discreet date or point in time, we take a volume weighted average price and then we take in discount that number and then that price, that becomes the purchase price for the stock and then depending upon what the invested amount is determines how many shares we would have to issue. Okay? At this point I'm certainly not prepared to guess at what that number will be because that number would be determined using the 10 day valuated average price for the 10 days immediately prior to the closing date of such an investment, and at this point in time I don't have a closing date so it's hard for me to say what that number would be. I can tell you that, you know we are trying to take precautions whereby new investors would be limited to the percentage of ownership of the company that they can hold or can convert and so forth to around 5%. Now as we move forward we may have to loosen up on that but right now we're looking at a 5% type of a limitation on the number of shares that an investor can take.

Operator:              Did you have a further question, sir?

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Gary Robinson:         I don't. I understand, and once again, I appreciate how
forthcoming you are in these conference calls with information. Thank you.

James Griffin:         Okay.

Operator:              Thank you. Our next question will now come from Anthony
Palarito (sp?). Please go ahead.

Anthony Palarito:      I'll pass, thank you.

James Griffin:         Operator?

Operator:              Yes?

James Griffin:         Let me go back to that last question because I want to be
very clear here. Different -- it was Gary I think. Gary? The different investment vehicles that are available to us in the open marketplace from institutionals run the gamut from preferred stock issuances with a convertible preferred that can convert into common that are covered that also have warrant coverage that are convertible debentures, there are equity lines, there's any number of investment instruments that are out there and available to a company and different investors have their favorites and they present different term sheets to the company. On the 5% limitation, I want to be very clear, on a convertible debenture, those debentures when they're converted at the conversion price would be restricted to no more than 5% of the company; however, if there are warrants that are also issued with that particular transaction the exercise of the warrants are in excess of the 5%. So I just want to be very clear that you weren't being, you know given bad information there. So if as an example, if we had 2 million shares in a debenture that would be well, you know that would be in that 5% range but if there were another say 2 million shares in warrants that could be exercised at a premium above the conversion price and those warrants shares would not be included in that 5%, and we would want the warrants to be, we'd want to issue warrants to investors in anticipation that the share price will in fact perform and that the investor will exercise the warrants and thereby infuse the company with additional cash in the future.

                       Okay, Operator, next question.

Operator:              Thank you, sir. Our next question will come from George
Cohen. Please go ahead.

George Cohen:          Hi.

James Griffin:         Good morning, George.

George Cohen:          How are you, sir?

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James Griffin:         Good.

George Cohen:          Thanks for the call. I just have two quick questions.
As I recall the deal with Baxa left overseas sales to CDEX.

James Griffin:         Right.

George Cohen:          Are we getting anywhere with that?

James Griffin:         We have, the short answer is no, we still have interest
but we have not closed any reseller deals overseas.

George Cohen:          Okay. And do we have anybody overseas or have we any
communication or any activities going there? I suppose...

James Griffin:         We do. Yeah, the person who heads up our marketing and
sales is, has been in communication with the companies and the people that we've been engaged with overseas. We have active ongoing conversations with those folks, yes.

George Cohen:          Okay, good. Next question, and I missed the first couple
of minutes, if you've covered this just say so and go on to someone else. Has there been consideration for, what are the thoughts on direct public offering of stock by the company to the public as an issuance?

James Griffin:         We have not. That gets to be, the reason we haven't done
that, George, is that's a fairly expensive proposition in terms of the legal fees because to do a direct public offering we have to go, we'd have to issue a prospectus and put that out in the open marketplace, that takes, that can take several months to get that done and then the legal fees to do that and at the present time I don't have the discretionary cash to move in that direction. So it's not a bad idea, but I need to have the cash in our bank account to be able to pay the legal fees, to write the prospectus, do the issuance, do the, you know, hire the investment banker, the broker dealer and get that out and that can be a, that's a much more expensive proposition than trying to either do a PIPE investment or do a private placement investment through an individual investor.

George Cohen:          Okay, that's it. Thanks a lot.

James Griffin:         Okay. Thanks, George.

Operator:              Thank you. And our next question will come from Dave
Tibbitts (sp?). Please go ahead.

Dave Tibbitts:         Yes. Jim, I was wondering, our company's visibility seems
to be pretty low. Most people never heard of CDEX and certainly once the word is out I think our stock prices will go up significantly and that's got to help the company. Is there, are there plans to get us better visibility?

James Griffin:         Actually there are. With the investment banker we're
currently using and I've also have had been engaged with several investor relations companies, we certainly recognize, I recognize that, you know to your point that we're pretty much invisible in the marketplace, is that as a over the counter bulletin board stock, we need to sort of differentiate ourselves from the tens of thousands of other companies that are buried in the over the counter market. And to that end, we fully intend to, and I think I mentioned this in our last 10-Q, we fully intend to engage in executing an investor relation strategy that would encompass probably a 30 day road show where I'd go out with the investment banker, we'd go to the retail market, we'd go to the market makers, we'd go to the brokers' analyst and go out and make sure that, you know, say, the top five retail brokerage houses knows who we are, what we have to offer, why they should be promoting the stock, get two or three analysts engaged in the market segments that we serve, health care and Homeland Security, get them engaged and following the company and the stock. Now the reason we haven't done that historically, David, is because frankly if you look back at the company and its performance over the last many years, an analyst report would not have been very complementary in my opinion, okay. So the timing of doing that is critical and now that we have some revenues streaming on, we have some sales, we have some exciting products in the marketplace that we can point to that are saving people's lives and we've got some real interest in the meth gun and companies like Smith & Wesson talking to us, then yes, I think we have a much more exciting story to tell now. So, is a very good time for us to move forward on that and we plan to do that.

Dave Tibbitts:         Are there any chances that we're going to see on the
evening news some of those good reports that you gave us on the phone call?

James Griffin:         On a national basis probably not. It could happen but
probably not in the short term. We have actually had a number of news coverage spots both televised and in print in more local markets on a regional basis or a state level and it runs from Iowa to Maryland, to DC area, to Tucson, Arizona area, to Phoenix area. I believe we've even had a number of spots on ABC through the Midwest on ValiMed. So there had been televised and print spots on a national level, you know certainly, we certainly would not close the door to that, I mean that would be an obvious, you know if we could get on something like Fox News or Prime Time or something like that where someone's talking about what we do and so forth that would be certainly something that would be on our target list to do, okay. But there's nothing in the short term. I don't want to set your expectations. We have nothing in the short term in that regard that's about to happen.

Dave Tibbitts:         Okay, thank you very much.

James Griffin:         Okay.

Operator:              Thank you. And our next question will come from Rick
Scott (sp?). Please go ahead.

Rick Scott:            Hello, good morning, Jim.

James Griffin:         Hi, Rick.

Rick Scott:            How are you?

James Griffin:         Good.

Rick Scott:            Thanks for taking the time to communicate with the
shareholders. I just have one quick question regarding the issuance of the additional shares. Obviously there's a ratio to the shares that you need to have issued in the current stock price, if we were fortunate enough to see an increase in the share price, and I'm assuming that there would be less shares needed to issue for financing, but with regards to that question, if that scenario were to come to fruition, what exactly would be the disposition of the additional shares that would be issued in the company Treasury if you didn't have the need to go through the whole volume of shares issued?

James Griffin:         Okay, that's a good question and I just want to make very
clear, just some definitions and terminology. If the shareholders approve our request, management's request to authorize the increase and the authorized number of shares, those shares sit in the company's Treasury. No one owns those shares. Those shares are available just, you know they're like in a bank account or a savings account, they're sitting there available to the company when and if it should need it strategically either to fund the company or do an acquisition of another company, okay. So if the company does not need those shares they sit in Treasury, and those shares do not become dilutive until they are issued. Now I want to make that very, very, very clear, is that as the shareholders approve the request and we take the authorized shares from the current level to 100 million shares that does not mean that the shareholders get automatically diluted because you don't get diluted until the shares are issued, okay.

                       With respect to what is the ratio, well let me just use a very simple example. If I'm trying to raise $1 million and my share price is $0.50, okay, and let's say I'm dealing with an investor that wants 100% warrant coverage, okay, then for $1 million it's $0.50 a share, okay, I need to issue 2 million shares for the investment and another 200, another 2 million shares for

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the warrants. The warrant exercised price is typically 150% of the share purchase price, so those warrants would get exercised at $0.75. So if that happened I would bring in another $1.5 million when those warrants got exercised. So I'd bring in a million for the initial investment, another 1.5 million of the warrant exercise, so that's $2.5 million for 4 million shares, okay. If the price goes to $0.20 -- or let's say the price goes to $0.25 or roughly where it is today, okay, then those numbers double and the -- so instead of 4 million I'm at 8 million shares.

Rick Scott:            Right. Yeah, well I think that's important that you
cleared that up because I guess it's a concern for most investors that obviously if you don't need to use them you won't and, you know, the dilution effect is, the perception is somewhat different than the reality based on the share price.

James Griffin:         Right. Right. Yeah, and that's a very good question,
Rick, because the shareholders authorizing the increase does not mean they get, that you don't get dilutive until the shares are issued, and again, you know going to institutional investors and doing a PIPE investment is certainly more dilutive than doing a simple straight private placement investment of a restricted stock sale. And let me just maybe for, take a minute and just discuss restricted stock sales.

                       When the company issues common stock on as a restricted offering basically the investor then has a stock certificate with SEC restrictions, where 144 restriction and perhaps company restrictions on the legend (sp?). Under SEC regulations the restricted stock has to be held for a minimum of a year. After the year the investor can come back to the company and request that the restriction be lifted and the company would grant such a request and then the investor then will be volume limited to being able to trade 1% of the then current outstanding shares of the company every 90 days. So if the company had 40 million shares outstanding and then that investor could liquidate up to 400,000 shares every 90 days. Okay? After two years then the rule, SEC rule 144 is no longer effective and at that point the investor can come to the company and ask that all restrictions be lifted and upon the lifting of those restrictions all of those shares then become free trading. Okay.

Rick Scott:            Well, I appreciate that...

James Griffin:         Well that's different from an institutional investor that
typically wants registration rights at the time that they do their investment. So if they were to put in, you know say $3 million and that required, and I'll pick a number, let's say that required 10 million shares to be issued, the institutional investor will want those shares to be registered with the SEC and that takes anywhere from 30 days to 120 days, depending on comments and so forth, but once the SEC makes the registration effective then that tranche of shares that that investor holds, those shares are then free trading.

Rick Scott:            Okay, that sounds great. I'm certainly more comfortable
with the request now that I've been able to listen in on the call.

James Griffin:         Okay, thank you.

Rick Scott:            Thank you. Thank you very much.

Operator:              Thank you. And our next question will come from Steve
Martin. Please go ahead.

Steve Martin:          Good morning, Jim.

James Griffin:         Hi, how are you doing?

Steve Martin:          I've got a question for you regarding, not too long ago
in the evening paper there was a big write up on the need for being able to validate medications and such, is there anything that we can do to bring certain areas of the country, cities to light to promote the ValiMed?

James Griffin:         As a shareholder?

Steve Martin:          As a shareholder or...

James Griffin:         Sure. Sure. If you have, if you come across those kind of
articles or if you have contacts in your community hospital or you know or in your county or your city, please, please bring, particularly if you have a name and a number, a contact name or number, bring that information forward and we'll make sure that it gets followed up on through our marketing department and a direct contact made to that individual. So if you have those kinds of contacts by all means please feel free to contact us and shoot us an email or call me or call my assistant, Jean and pass the information along and we'll follow through on it.

Steve Martin:          Okay. And also the question that got answered about the
foreign market, there might be some opportunity there too, so again I guess I'm kind of saying to anybody out there that has any kind of information like that to get it to you guys so.

James Griffin:         Right. Right.

Steve Martin:          Okay, thank you.

James Griffin:         Okay, thank you.

Operator:              Thank you. Our next question will come from Richard
Miller. Please go ahead.

Richard Miller:        Yes. Hi, Jim, and thanks for the conference call.

James Griffin:         You're quite welcome.

Richard Miller:        Keeping in mind the direct correlation between the amount
of dilution and the price per share, let me ask you a specific question concerning PRs and announcements to the public. I note that we haven't had a PR since September 20th concerning ValiMed and I think you alluded to the fact that there have been continuing sales of ValiMed, I was wondering why we haven't heard of these, at least sporadically, about these continuing sales of ValiMed and the good job or saving the lives that it has been doing.

James Griffin:         Okay. Let me take the first part. Remember that we're one
step removed from the market because between the end user and ourselves we have a reseller, which is Baxa, okay, and Baxa has a network of branch offices and sales folks out there and those folks submit proposals, go through, you know to the hospitals, the hospitals go through their budget approval processes and so forth and so on, and frankly we don't have visibility to each and every quote in hospital that they're quoting to, okay, or who they're talking to, okay. And what we get from Baxa is we'll get a purchase order for a quantity of units and then we build those units and ship them and we get paid for them, but we don't necessarily know where those end units are actually going to, what hospitals are going to end up in. Baxa is a privately held company; they're not a publicly held company, so they don't have the either the motivation or the restrictions to necessarily make those sales either known to us or make those public. Now if we had a large health care organization like Kaiser Permanente or someone like that where they're sold across the entire network, you know we would certainly know about that and we'd certainly make a press release about that, but while it's interesting for us to talk kind of hospital by hospital I think from Baxa's perspective, you know, that they, that's not the way that they, you know they're not compelled to issue press releases on a hospital by hospital basis, nor do we necessarily know who those hospitals are that they're selling to. So I don't know if that helps you, but we really haven't had -- you know press releases need to be material, they need to substantive and they need to be accurate and they need to meet the test of materiality and we really haven't had anything majorly going on in the company that meets those requirements. Now we have filed, are in the process of filing our fourth quarter 10-Q and K, and that will be filed and once that's filed we'll have a conference call on that.

                       But to give you an example on why haven't we heard anything about the successes of ValiMed in these hospitals, well think about it. Do you think a hospital will approve or would allow us to put a press release out saying that such and such hospital, you know prevented a medication error, okay, by using ValiMed. Now in certain States there is a law that requires the disclosure of those kinds of incidents, okay. In a lot of States that's not required, but in those States where it's required we certainly, you know that would be public information. Certainly a hospital's not going to support a press release that says, "By using the ValiMed product we interdicted two impaired clinicians who were stealing Sentinol (sp?) from the lab or diverting waste narcotics for their own personal use," that so when we're successful, by definition it's not necessarily something that we as a company can put out in the public market. That's why we're approaching this through the Institute of Safe Medical Practice where we can do it as a case study, okay, and we can bring the weight of the director of pharmacy and the institution involved at their, you know from a professional level to actually develop a case study and a paper that can go into the ISMP that can then be distributed among medical professionals so that they can see the benefit. But in terms of the general press release, you know we certainly are not going to unilaterally issue a press release about hospital X that such and such happened and because we could probably, you know probably the next day we'd probably have the ValiMed returned to us with a nasty note attached to it. So that's why, frankly, that's why you haven't heard anything.

Richard Miller:        Well I think...

James Griffin:         But it was important, I felt it was important that you
know as a shareholder that at least on six occasions ValiMed has been credited with preventing medication errors.

Richard Miller:        Thanks for the answer and thank you for this conference.

James Griffin:         You're quite welcome.

Operator:              Thank you. Our next question will come from Thomas B.
Megdovich (sp?).  Please go ahead.

James Griffin:         Okay. Before, Thomas, before you ask a question, please,
and I'm sorry to interrupt, we're going to do this for about another five minutes and then we'll close the conference call. Go ahead, Thomas.

Thomas B. Megdovich:   I have three very short to answer questions.  How many
shares will there be outstanding after the new issue?

James Griffin:         There will be 37 million, a little over 37 million shares
outstanding, which is where we are currently.

Thomas B. Megdovich:   Okay.

James Griffin:         Now if we are able to close a financing between now and
the special shareholders meeting, okay, I certainly would do that and that may require us to -- well not may, but it will require us to issue more shares. So by the time we get to the special shareholders meeting in Tucson in January the 9th, you know that 37 million might be 42 million or 40 million, I don't know, it's hard to say at this point in time, but remember right now I only have 50 million shares authorized so I cannot issue more shares than what I have authorized so until we have shareholder approval and we meet in Tucson at the shareholders meeting might, right now I have 50 million shares available in the authorized in the company and I have roughly 12.5 million shares available to me to try and finance the company.

Thomas B. Megdovich:   All right. And our revenue in 2006 was approximately
what? And what did it cost to run the company?

James Griffin:         Okay. The revenue in 2006 is just slightly under $1
million.

Thomas B. Megdovich:   Okay.

James Griffin:         Okay. And it cost us from an overall it's cost us roughly
in round numbers about $3 million to run the company.

Thomas B. Megdovich:   And that was probably a loss of roughly 2 million then,
right?

James Griffin:         That's right.

Thomas B. Megdovich:   And last question is, why can't a person visit and see
what's going on with CDEX in Tucson and Baxa in Denver? Now Baxa is a privately held company but CDEX is our company and I stopped there last spring but it got me in the front office but that's it.

James Griffin:         Yup. Well when you say you stopped by CDEX or you stopped
by Baxa?

Thomas B. Megdovich:   Both.

James Griffin:         Okay. Well in Tucson we have, that's an R&D lab, okay,
it's research and development lab, and we have contract manufacturing, so we have a manufacturer that's off premises, okay, but we very zealously guard the access into our R&D labs, okay. Now if you want to visit Tucson, that's one of the reasons why I've asked to have the special shareholders meeting in Tucson is to give the shareholders an opportunity after the shareholder meeting, you know, we'll put the shareholders on some vans or a bus or something and take you over to the facility in Tucson and give you a tour, let you see what's going on there. So you know no one's trying to prevent the shareholders from seeing what's going on or having access but it needs to be in a controlled manner and not just show up at the front door. If you pre-plan it and we know you're coming that's one thing, but if you just show up at the door, that's, you're probably not going to get in.

Thomas B. Megdovich:   Thank you.

James Griffin:         Okay.

Operator:              Thank you. We have time for one more question, sir?

James Griffin:         Sure, one more question.

Operator:               Okay. This question will come from Terry Richards (sp?).
Please go ahead.

Terry Richards:        Yes, I appreciate the call. Do you have a plan B if the
share increase is denied? I appreciate it.

James Griffin:         Well, the plan B if the share increase is denied, I've
got 12 million shares, our stock price is roughly $0.25 a share, okay, assuming that I have, would have to provide warrant coverage with any kind of investment that I would issue, assuming a private placement investment, that basically says that if I exhausted all of the current shares, divide that number by two, say roughly 6 million shares at $0.25 a share, okay, that I can, I'm going to be able to raise at most about $1.5 million, okay. We have accrued debts of roughly $800,000 and a burn rate of 130,000, so assuming that I could do that straightforwardly like as we're describing, then that gives the company about, that would give the company about a four month ramp, and at that point, we'd be out of business.

Terry Richards:        Okey dokey. Let's hope that don't happen.

James Griffin:         Because we would have no more cash and no further way to
raise cash because we have no securities to issue.

Terry Richards:        (inaudible) is a forward looking plan why are they having
such a hard time raising money through banks or some other investment?

James Griffin:         Well part of the reason is the downward trend in our
stock price, okay. Second reason is a technical issue that has been, that's an SEC issue. In fact, right now Wall Street is pretty much up in arms, but basically what the SEC is telling the PIPE investors is that they cannot, a company, a small cap company, a micro cap or a nano cap company which we fall into as a small cap company, the investor in a small cap company cannot receive more than, and this is on registered shares not restricted stock, but on new issuance of securities that will be registered, the maximum number of shares that they can receive is 30% of the total number of the company's outstanding shares prior to the issuance of the new stocks, okay. So using us an example, at 37 million shares, 30% of that is 11.1 million shares, okay, and if I have to provide 100 to 200% warrant coverage, divide that number by three, okay, that gives me about 3.3 million shares, 3.4 million shares that I can raise money with at $0.25 a share, okay, and that gives me about $750,000 that I can raise, okay.

                       Now that in and of itself is doable, but then the SEC put a second caveat and restriction on it and has imposed underwriting risk on the investor that invest in a small cap company which basically, and because once they get the shares they then sell those shares at different prices so they're acting in the role of a broker at that point in time, okay. So what they've told these PIPE investors is they have to, they also have to take on the underwriting risk and that's where the investors have basically put on the brakes and if so, hold on, you mean to tell me for $750,000 investment I have to assume all the underwriting risk to anybody and everybody that I would ever sell that CDEX stock to or a GE stock, or not a GE, but any of the companies that are in the over the counter pink sheet stocks, small cap companies. And the answer right now coming out of the SEC is, is yes, the attorneys in New York, a lot of the SEC attorneys that practice SEC law are upset, the investing houses are upset, and I, as a CEO of a small cap company, am upset, because you look at that and you go, "Well what is the SEC trying to do? Are they brain dead because if they continue down this path they're going to make it virtually impossible for a small cap, micro cap or nano cap company to raise funds."

Terry Richards:        Yes, sir. Do you see any time in the future to where we
can get off the board that we're on to a higher board?

James Griffin:         Well, if you look far enough into the future that's
always a possibility. We'd have to meet a certain volume requirements, we have to meet a certain stock price requirement and we'd have to meet a revenue requirement. So that's a possibility and if I could get us on the AMEX or the NASDAQ that would be a great thing for all of us.

Terry Richards:        Okay. Well I sure appreciate your time and just remember
you've got a lot stockholders that are behind you, also a lot of stockholders that got a lot invested, just (inaudible) is what we're giving you.

James Griffin:         Thank you, and I'll take that to heart and I just want to
assure all the shareholders that, you know and disabuse anyone of a misconception that, you know we don't have a plan to issue 50 million shares the day after we get this authorized. At the present time we have one or two investors, we have two private placement investors we're talking to and we have a institutional investor we're talking to, but if all three of the investors, and let me tell you what we have done. We have received some, over the last quarter, we received about roughly $245-$250,000 of new money, okay, so there's a commitment to issue stock for those new investments and then with the two other private placement investors -- I'm sorry, the private placement investor and the PIPE investor, right now I would exhaust all of my shares and basically I would be right at total fund-raise of about $1.1 million, of which we've already used roughly 400,000.

Terry Richards:        Okay.

James Griffin:         Okay? So that would leave me about $700,000 to run the
company and we have 800,000 in accrued debt, so I'm 100,000 underwater and I've got a burn rate of about 120,000 a month. So we need the uplift in shares so we can get some financing and continue moving ahead.

Terry Richards:        Well we sure appreciate it.

James Griffin:         All right. Thank you, Terry. Operator?

Operator:              Yes, sir.

James Griffin:         Okay, let's conclude the call and thank you very much.
I'd like to thank all of the shareholders for your participation. And again, for those of you who may be in Australia or goodness knows where around the world, thanks, out on the West Coast, and the Central for the time zone difference, thank you very much for getting up early to participate. And I'd just encourage all of you that if you have issues or concerns, you know I have many, many constituents as a CEO of the company, I've got the shareholders, I've got our vendors, our suppliers, our customers, our employees, and our investors, but I'm here for you and if you've got a question I really cannot encourage you strongly enough to call me and call the company, send an email, but let's communicate and please stop creating your own issues and angst in terms of just the communication between yourselves and the rumor mill and so forth and I would encourage each and every one of you an open door policy, give me a call, let me know what your issue is and if I, under SEC regulation, if I can answer the question, I'll be more than happy to answer your question. If I can't, I'll tell you that I can't and I'll tell you why I can't. Okay? But I would encourage all of you to have a level of confidence and comfort that you can pick up the phone and call CDEX and talk to me. Thank you very much for your participation. Okay, Operator?

Operator:              Thank you, sir. Ladies and gentlemen, this does conclude
your conference call for today. Thank you for participating and we ask that you please disconnect your lines. Have yourselves a great day.